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                                                                      Exhibit 23

                      [LETTERHEAD OF GRANT THORNTON LLP]


              Report of Independent Certified Public Accountants
              --------------------------------------------------

To the Board of Directors
Millionaire.com

We have audited the accompanying consolidated balance sheets of Millionaire.com (a Nevada corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of stockholders' equity, operations and cash flows for the year ended December 31, 1999 and the twenty-week period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Millionaire.com and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1999 and the twenty-week period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred net losses of $6,054,852 and $662,843 and cash used in operating activities of $3,877,496 and $520,576 during the year ended December 31, 1999 and the twenty-week period ended December 31, 1998, respectively. These factors, among others, as discussed in Note B and Note G to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes B and G. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ Grant Thornton LLP

Atlanta, Georgia
February 2, 2000, except for Note G, as
  to which the date is February 14, 2000